Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Proxy Statement of Essendant Inc. that is made part of Amendment No. 3 to the Registration Statement (Form S-4) and related Prospectus of Essendant Inc. for the registration of shares of its common stock and to the inclusion therein of our report dated February 21, 2018, except for Notes 2 and 13, as to which the date is May 30, 2018 with respect to the consolidated financial statements and schedule of Essendant Inc., and our report dated February 21, 2018, with respect to the effectiveness of internal control over financial reporting of Essendant Inc., for the year ended December 31, 2017 included in its Current Report on Form 8-K, filed on May 31, 2018 with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Chicago, Illinois
August 6, 2018